Exhibit 99.1

GulfMark Offshore Announces
Initiation of Vessel Construction Program
HOUSTON, August 30, 2011 ¯ GulfMark Offshore, Inc. (NYSE: GLF) today announced the initiation of a vessel construction program. The first three vessels in the program will be built by Remontowa Shipbuilding SA in Gdansk, Poland, and consists of two 1000 square meter deck area platform supply vessels of the MMC887CD design and one MMC879CD design with a deck area of over 800 square meters. These large and technologically advanced vessels have been designed to meet the demanding requirements for supporting deepwater and harsh environment activities, and are expected to operate in the North Sea market.
The first MMC887CD vessel is expected to be delivered in the second quarter of 2013. The second MMC887CD vessel and the MMC879CD vessel are expected to be delivered in the third quarter of 2013. The total cost of these three vessels is anticipated to be $120 million dollars.
Bruce Streeter, President and CEO, commented, “We are excited about the initiation of our new construction program. Global market and economic conditions over the past three years gave us enough concerns to hold back on building new vessels. However, recent oil and gas finds in the North Sea, a drilling focus on frontier areas and the announcement of more than 60 new offshore drilling rigs in 2011 gives us the confidence to initiate the building of vessels designed for this developing market. Forward contract visibility and increasing opportunities in areas demanding large sophisticated vessels indicate a strong potential for these additions to our fleet.”
Funding for these first three vessels in the program will be through cash on hand and cash flow generated from operations during the construction period. Anticipated cash commitments for this program over the next three calendar years are $20 million during 2011, $55 million during 2012 and $45 million during 2013. As of June 30, 2011, the company had $114 million of cash on hand and $10 million drawn on its $175 million of revolving credit facility.
The Company anticipates announcing additional vessels to this program over the next few quarters.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

GulfMark Offshore, Inc.
Press Release
August 30, 2011

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.